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                                                                Exhibit 3(13)



                              EMPLOYMENT AGREEMENT


This Employment Agreement (the "Agreement") is made and entered into as of this 3rd day of August, 1998 by and between XENOTECH, INC., a Canadian corporation (the "Company"), and Christopher Michael Yewdall (the "Employee").

WITNESSETH:

WHEREAS, the Company desires to employ the Employee as a Vice
President of Sales and Marketing of the Company; and

WHEREAS, the Employee desires to serve the Company as a Vice
President of Sales and Marketing; and

WHEREAS, the Company and the Employee desire to enter into an employment agreement that shall set forth their respective duties, obligations and responsibilities;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee agree as set forth below.

1.       EMPLOYMENT AND DUTIES

         a. The Company agrees to and does hereby employ the Employee, and the Employee does hereby accept employment with the Company, as a Vice President of Sales and Marketing for such territories as the Company may nominate from time to time, to operate and manage the sales and marketing of the Company's products and technologies in such territories with all the authority customarily afforded to a Vice President subject to the normal supervision and authority of the Board of Directors of the Company, and to perform such other reasonable duties which are consistent with such position as are from time to time delegated to the Employee by the Board of Directors of the Company. The Employee will perform all services and acts necessary in such capacities to properly manage sales and marketing of Company's products and services, and the Employee shall endeavour in good faith to perform his duties in an efficient, faithful and businesslike manner.

         b. The Employee acknowledges that the Company has an international presence and that the Employee will be required to travel internationally as part of his duties. Such travel may include, but not be limited to, Europe, Australia, North America (Canada and the United States) and Asia. The Company shall provide assistance with any applicable permits and visas which may be necessary for the Employee to undertake these duties.

2.       TERM OF AGREEMENT

         The provisions of this Agreement shall remain in full force and effect and the employment of the Employee with the Company shall continue until terminated by a



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         written Notice of Termination (as described in Section 5(c)) provided by either the Company or the Employee. In addition, notwithstanding the previous sentence, this Agreement may be terminated at any time by mutual agreement of the parties hereto or by the Company at any time following the date on which the Employee attains age sixty-fiv (65) (hereinafter termination of this Agreement by the Company after the Employee has attained age sixty-five (65) shall be referred to as "Retirement").

3.       COMPENSATION

         a.       BASE SALARY

                  During the term of this Agreement, the Employee shall be paid a base salary, payable in accordance with the Company's normal payroll practice. The Employee's initial base salary shall be One Hundred Twenty Thousand US Dollars (US$120,000) per annum payable in equal bi-weekly installments.

         b.       BONUS

                  Employee shall be eligible for a bonus plan (the "Bonus Plan") up to a maximum annual bonus of Eighty Thousand US Dollars (US$80,000). The Bonus Plan shall be based upon a combination of reasonable financial and operational objectives established by the Company. The Bonus Plan will be payable quarterly based upon successful achievement of the financial objectives and fiscally based upon successful achievement of the operational objectives. The Company shall pay any annual Bonus Plan payments due to the Employee no later than 90 days following the Company's fiscal year end.

         c.       BUSINESS EXPENSES

                  The Company shall reimburse the Employee for all reasonable business expenses incurred by the Employee in pursuit of carrying out the duties defined in 1. The Employee shall incur such expenditure in accordance with the Company's then current practices for business expenditure. The Company shall not unreasonably withhold reimbursement of such expenses to the Employee and shall reimburse the Employee at least once during each calendar month.

         d.       REVIEW

                  The Employee shall be entitled to an annual Compensation review on each anniversary of the Employee joining the Company.

4.       OTHER EMPLOYEE FRINGE BENEFITS

         a.       IN GENERAL

                  The Company shall further provide the Employee with medical, dental and life insurance coverage, sick leave and statutory paid holidays, and such other fringe benefits of employment as the Company may provide from time to time to actively employed executives of the Company in such amounts or at such rates or levels as the Company shall reasonably determine.



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         b.       SUPPLEMENTAL BENEFITS

                  The Company shall also provide the Employee with the following supplemental benefits:

                  (i)     VACATION

                          The Employee will be entitled to (20) days paid leave per year in addition to statutory holidays at such time as agreed between the Employee and the Company.

                  (ii)    STOCK OPTION PLAN

                          The Employee will be entitled to one million
                          (1,000,000) stock options on the conditions, and at the times set forth below provided however, that Employee continues to be employed by the Company and otherwise fulfills his obligationS under this
                          Agreement:

                          1) Employee shall have the option to purchase 250,000 shares of the Company's common stock at a price of Canadian $0.30 per share upon the Employee joining the Company.

                          2) Employee shall have the option to purchase 250,000 shares of the Company's common stock at a price of Canadian $0.30 per share upon the one year anniversary of Employee's commencement of work with Company.

                          3) Employee shall have the option to purchase 250,000 shares at the Company's common stock at a price of Canadian $0.30 per share upon the two year anniversary of Employee's commencement of work with the Company.

                          4) Employee shall have the option to purchase 250,000 shares of the Company's common stock at a price of Canadian $0.30 per share upon the three year anniversary of Employee's commencement of work with the Company.

                  (iii)    RELOCATION ALLOWANCE

                           The Company shall pay Employee the sum of Five Thousand Dollars ($5,000) to defer Employee's expenses of relocating in order to commence employment with the Company.

                  (iv)     AIRFARE

                           The Company shall provide Employee with two (2) economy class, round-trip airline tickets per year to the United Kingdom from wherever the Employee is stationed at the time that he takes leave.

                  (v)      RETIREMENT SAVINGS



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                           The Employee shall, from the first anniversary of
                           Employee's commencement to work for the Company, be entitled to participate in any employee pension scheme that the Company may institute. The amount of reasonable annual contribution by the Company to the scheme for the benefit of the Employee shall be determined at the annual Compensation Review.

5.       TERMINATION OF EMPLOYMENT

         a.       TERMINATION OF EMPLOYMENT BY THE COMPANY

                  Employee's employment hereunder may be terminated by the Company without any breach of this Agreement only under the following circumstances:

                  (i)      DEATH, DISABILITY OR RETIREMENT

                           The Employee's employment hereunder shall terminate upon his death and may be terminated by the Company in the event of his Disability or Retirement. For purposes of this Agreement, the term "Disability" shall mean the inability of the Employee due to illness (mental or physical), accident, or otherwise, to perform his duties for any period of ninety (90) consecutive days, as determined by an independent physician selected by the Company and reasonably acceptable to the Employe (or his legal representative), provided that the Employee does not return to work on substantially a full-time basis within thirty (30) days after Notice of Termination is given by the Company pursuant to the provisions of Sections 5(c) and 5(d)(ii). In the event of termination for Death, Employee's estate shall be the beneficiary of any accrued unexercised Stock and/or unpaid Compensation benefits at the time of Death.

                  (ii)     CAUSE

                           The Company may terminate the Employee's employment hereunder for Cause. For the purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment hereunder only upon:

                           (a) his conviction of a felony involving moral turpitude, provided that such conviction would at the time have a material adverse effect on the Company in the reasonable opinion of the Board of Directors of the Company;

                           (b) gross and willful misconduct by the Employee which is deemed, by the Company's Board of Directors, to be injurious to the Company;

                           (c)  a finding of gross dishonesty of the Employee;

                           (d) willful malfeasance or gross negligence, or failure to act involving material non-feasance, provided that, in the case of such gross negligence or material non-feasance, it would at the


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                                time have a material adverse effect on the
                                Company in the reasonable opinion of the Board of Directors of the Company;

                           (e) insubordination or refusal to perform reasonable assigned duties consistent with those contained in Section 1;

                           (f)  the Employee's material breach of his
                                obligations contained in Section 7; or

                           (g) the Employee's failure to meet the agreed upon annual sales and management objective for any fiscal year for the Company.

                  (iii)    FAILURE TO OBTAIN WORK AUTHORISED VISA STATUS

                           The Company may terminate the Employee's employment immediately in the event the Employee is not granted work authorised visa status with the Company by the government of any territory in which the Company wishes to carry on a significant part of the Company's sales and marketing efforts and which efforts, in the reasonable opinion of the Board, require that the Employee work in that territory.

         b.       TERMINATION OF EMPLOYMENT BY EMPLOYEE

                  The Employee may terminate his employment at any time. However, he shall be deemed to have terminated his employment for "Good Reason" only if he terminated his employment by giving Notice of Termination pursuant to Sections 5(c) and 5(d)(iii) within ninety (90) days after the occurrence of any of the following events (provided the Company does not cure such event within thirty (30) days following its receipt of the Employee's Notice of Termination):

                  (i) The Employee's compensation is reduced for any reason other than in connection with the termination of his employment.

                  (ii) For any reason other than in connection with the termination of the Employee's employment, the Company materially reduces fringe benefits provided to the Employee under Section 4, unless the Company agrees, as evidenced by the Employee's written consent, to fully compensate the Employee for any such material reduction.

                  (iii) The Company's failure to obtain an agreement from any successor or assign of the Company to assume and to agree to perform this Agreement.

                  (iv) The Company otherwise materially breaches its obligations to make payments to the Employee under this Agreement.

                  Pursuant to termination under 5.b.(iii), Company acknowledges that all accrued Compensation due to Employee shall become immediately payable and all stock options including those defined in 4.(ii) shall be deemed vested and exercisable.



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         c.       NOTICE OF TERMINATION

                  Any termination of the Employee's employment by the Company hereunder, or by the Employee other than termination upon the Employee's death, shall be communicated by written Notice of Termination to the other party. For purposes of this Agreement, a "Notice of Termination" means a notice that shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of th Employee's employment under the provision so indicated.

         d.       DATE OF TERMINATION

                  For purposes of this Agreement, an applicable "Date of Termination" means:

                  (i) If the Employee's employment is terminated by his death, the date of his death.

                  (ii) If the Employee's employment is terminated by the Company as a result of Disability or Retirement pursuant to Section 5(a)(i) or for Cause pursuant to Section 5(a)(ii), the date that is ninety (90) days after Notice of Termination is given (provided that in the case of termination for Disability, the Employee shall not have returned to the performance of his duties on a full-time basis during such ninety (90) day period).

                  (iii) If the Employee terminates his employment for Good
                        Reason pursuant to Section 5(b), the date that is ninety
                        (90) days after Notice of Termination is given (provided that the Company does not cure such event during that ninety (90) day period).

                  (iv) If the Employee terminates his employment other than for Good Reason, the date that is ninety (90) days after Notice of Termination is given.

                  (v) If the Employee's employment is terminated by the Company other than for Cause, the date that is ninety
                        (90) days after Notice of Termination is given.

6.       AMOUNTS PAYABLE UPON TERMINATION OF EMPLOYMENT OR DURING DISABILITY

         a.       TERMINATION PAYMENT

                  In the event that Employee's employment is terminated pursuant to Section 5 hereof, the Employee shall not be entitled to any compensation except as set forth below.

                  (i) Any compensation that is accrued but unpaid, any vacation that is accrued but unused, and any business expenses that are payable, all as of the Date of Termination.



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                  (ii)  Any other rights and benefits (if any) provided under plans and programs of the Company including accrued but unexercised stock options, determined in accordance with the applicable terms and provisions of such plans and programs.

         b.       MITIGATION OF DAMAGES

                  Following any Date of Termination, the Employee shall have an obligation to seek other employment provided that the Company has performed its obligations in full as laid out in 6(a) as at the Date of Termination.

7.       CONFIDENTIAL INFORMATION AND COVENANT NOT TO COMPETE

                  a. The Employee hereby agrees that, during the term of the Agreement and thereafter, he will not disclose to any person or otherwise use or exploit any of the proprietary or confidential information, including, without limitation, trade secrets, processes, records of research, proposals, programming, budgets or customer lists, regarding the Company, its business, properties, or affairs obtained by him at any time prior to or subsequent to the execution of this Agreement, except to the extent required by his performance of assigned duties for the Company.

         b. The Employee hereby agrees that during the term hereof and for a period of one (1) year after his termination of employment (including upon Retirement), he will not engage in or carry on, directly or indirectly, whether as advisor, principal, agent, partner, officer, director, employee, stockholder, associate or consultant of any person, partnership, corporation or other business entity which is in material competition with any business carried on, directly or indirectly (through one or more subsidiaries or otherwise), by the Company prior to the date hereof or hereafter conducted by the Company during the term of this Agreement, directly or indirectly (through one or more subsidiaries or otherwise) in any county of the State of California or any other county of any state in the United States or municipality of a foreign country where business is then carried on or conducted by the Company.

         c. The Employee agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this
                  Section 7 will be inadequate and that in the event of any such breach, the Company may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting him (together with all those persons associated with him) from the breach of such covenants and agreements.

         d. The parties hereto agree that the duration and area for which the covenant not to compete is set forth in subparagraph (b) above. The parties intend that this covenant shall be deemed to be a series of separate covenants, one for each and every county of each and every state within the United States of America and one for each municipality of any foreign country where this covenant is intended to be effective.

         e. The Employee will sign separate agreements, policies or certifications regarding Intellectual Property, Ethical Business Practices and Conflicts of



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                  Interest, on reasonable terms and on such forms as are
                  adopted by the Company from time to time for its executives.

8.       GENERAL PROVISIONS

         a.       NOTICES

                  Any notice to be given pursuant to this Agreement shall be in writing and shall be deemed duly given three (3) days after deposit in certified mail, return receipt requested, to the party to receive such notice at the address specified below:

                  If to the Company, to:

                                            Xenotech, Inc.
                                            Attn:  Mr. Robert G. Baker
                                            Suite 1/41 Walters Drive
                                            Osborne Park, 6017
                                            Western Australia
                                            Fax:  011-61-09-446-3340


                  If to the Employee, to

                                            Mr. Christopher Yewdall
                                            The Hayloft
                                            3, Polebrook Mews
                                            Spinney Drive
                                            Kirby Grange
                                            Botcheston
                                            Leicestershire
                                            LE9 9FG
                                            United Kingdom

                                            Email : CYewdall@NetcomUK.Co.UK

                  Either party may change its name and/or address for purposes of this Section by giving the other written notice of the new name and/or address in the manner set forth above.

         b.       ASSIGNMENT

                  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives, successors and assigns. Neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto, any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against the Employee, his beneficiary, or any other person. Notwithstanding the foregoing, the Company may assign this Agreement to any corporation or other business entity succeeding to substantially all of the business and assets of the Company



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                  by merger, consolidation, sale of assets, or otherwise and may obtain the assumption of this Agreement by such successor.

         c.       WAIVER OF BREACH

                  The waiver by the Company or the Employee of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other.

         d.       NON-EXCLUSIVITY OF RIGHTS

                  Nothing in this Agreement shall prevent or limit the Employee's continuing or future participation in any incentive, fringe benefit, deferred compensation, or other plan or program provided by the Company and for which the Employee may qualify, nor shall anything herein limit or reduce such rights as the Employee may have under any other agreements with the Company. Amounts that are vested benefits or that the Employee is otherwise entitled to receive under any plan or program of the Company at or after the Date of Termination, shall be payable in accordance with such plan or program.

         e.       ENTIRE AGREEMENT/MODIFICATION

                  This Agreement, shall supersede any and all other agreements, either oral or written, between the parties hereto with respect to the employment of the Employee by the Company. Each party to this Agreement acknowledges that no other representations, inducements, promises or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party, and that no other agreement, statement or promise with respect to the employment of the Employee by the Company not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing, signed by the party to be charged.

         f.       PARTIAL INVALIDITY

                  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

         g.       GOVERNING LAW

                  The validity of this Agreement and the interpretation and performance of all of its terms shall be governed by the laws of the State of California.

         h.       ARBITRATION

                  Any controversy, claim or dispute between the parties directly or indirectly concerning this Agreement or the breach hereof, or the subject matter hereof (except in instances where only injunctive relief is sought by the either party), shall be finally settled by arbitration held in the State of California. Any legal expenses incurred by the Company in connection with any such claim or dispute shall be paid by the Company. To the extent that the Employee



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                  prevails in any claim or disput to enforce or defend his
                  rights under this Agreement, any legal expenses incurred by the Employee in such claim or dispute shall be paid by the Company.

         i.       CAPTIONS

                  The captions in this Agreement are for convenience and for identification purposes only, are not an integral part of this Agreement and are not to be considered in the interpretation of any part hereof.

         j.       COUNTERPARTS

                  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but together which shall constitute one and the same document.


IN WITNESS WHEREOF, Xenotech, Inc., has caused this Agreement to be executed by an appropriate officer and the Employee has executed the same as of the day and year first above written.


                                         XENOTECH, INC.
                                         a Canadian corporation




                                         By:
                                            ------------------------------------
                                            Robert G. Baker
                                            President





                                         By:
                                            ------------------------------------
                                            Christopher M. Yewdall